The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated May 8, 2017

Filed under Rule 424(b)(2), Registration Statement No. 333-205280

Preliminary Pricing Supplement No. 39 - Dated Monday, May 8, 2017 (to: Prospectus dated June 26, 2015 and Prospectus Supplement Dated: September 8, 2015)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	FDIC Guaranteed	Product Ranking
25472CBW8		$100.00%	1.250%	$	Fixed	3.050%	Semi-Annual	30/360	05/15/2022	11/15/2017	$15.00	Yes	No	Senior Unsecured
														Notes

Redemption Information: Callable in whole or in part, at any time on or after 5/15/2018.

Optional Redemption: Discover Financial Services may, at its option, at any time on or after 05/15/2018, redeem these Discover Financial Services InterNotes in whole or in part on no less than 10 nor more than 30 days’ prior notice delivered to the holders of these Discover Financial Services InterNotes. These Discover Financial Services InterNotes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If fewer than all of these Discover Financial Services InterNotes are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the DTC’s procedures. These Discover Financial Services InterNotes will be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. If these Discover Financial Services InterNotes are to be redeemed in part only, the notice of redemption will state the portion to be redeemed. Unless Discover Financial Services defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on these Discover Financial Services InterNotes or the portions of these Discover Financial Services InterNotes called for redemption.

25472CBX6		$100.00%	1.450%	$	Fixed	3.600%	Semi-Annual	30/360	05/15/2024	11/15/2017	$17.70	Yes	No	Senior Unsecured
														Notes

Redemption Information: Callable in whole or in part, at any time on or after 5/15/2018.

Optional Redemption: Discover Financial Services may, at its option, at any time on or after 05/15/2018, redeem these Discover Financial Services InterNotes in whole or in part on no less than 10 nor more than 30 days’ prior notice delivered to the holders of these Discover Financial Services InterNotes. These Discover Financial Services InterNotes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If fewer than all of these Discover Financial Services InterNotes are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the DTC’s procedures. These Discover Financial Services InterNotes will be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. If these Discover Financial Services InterNotes are to be redeemed in part only, the notice of redemption will state the portion to be redeemed. Unless Discover Financial Services defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on these Discover Financial Services InterNotes or the portions of these Discover Financial Services InterNotes called for redemption.

25472CBY4		$100.00%	2.000%	$	Fixed	4.150%	Semi-Annual	30/360	05/15/2029	11/15/2017	$20.40	Yes	No	Senior Unsecured
														Notes

Redemption Information: Callable in whole or in part, at any time on or after 5/15/2019.

Optional Redemption: Discover Financial Services may, at its option, at any time on or after 05/15/2019, redeem these Discover Financial Services InterNotes in whole or in part on no less than 10 nor more than 30 days’ prior notice delivered to the holders of these Discover Financial Services InterNotes. These Discover Financial Services InterNotes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If fewer than all of these Discover Financial Services InterNotes are to be redeemed, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such other method in accordance with the DTC’s procedures. These Discover Financial Services InterNotes will be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof. If these Discover Financial Services InterNotes are to be redeemed in part only, the notice of redemption will state the portion to be redeemed. Unless Discover Financial Services defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on these Discover Financial Services InterNotes or the portions of these Discover Financial Services InterNotes called for redemption.

Trade Date: Monday, May 15, 2017 @ 12:00 PM ET

Discover Financial Services

Discover Financial Services InterNotes

Preliminary Pricing Supplement No. 39 - Dated Monday, May 8, 2017

(to: Prospectus dated June 26, 2015 and Prospectus Supplement Dated: September 8, 2015)

Settlement Date: Thursday, May 18, 2017 Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only

Lead Manager: Incapital LLC
Agents: BofA Merrill Lynch, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors, LLC

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.